EXHIBIT 99

                                  Press Release

FOR IMMEDIATE RELEASE:                                    DATE: July 1, 1998
Dunmore, Pennsylvania

                                  PRESS RELEASE

                     FIRST NATIONAL COMMUNITY BANCORP, INC.


Contact Person:     William S. Lance
                    Treasurer
                    (717) 348-6438

     The Board of Directors of First National Community Bank is pleased to announce that, effective July 1, 1998, First National Community Bank reorganized into a one bank holding company, First National Community Bancorp, Inc. As part of this transaction, each outstanding share of First National Community Bank common stock, par value $1.25 per share, was exchanged, by operation of law, for one share of First National Community Bancorp, Inc. common stock, par value $1.25 per share. Shareholders do not need to take any action at this time. However, share certificates bearing the name "First National Community Bank" will need to be exchanged for certificates bearing the name "First National Community Bancorp, Inc." Shareholders will receive more information concerning the mechanics of the exchange in the near future.

     The Board of Directors believes that First National Community Bancorp, Inc. will provide the best organizational vehicle by which the Bank can continue and enhance its mission to provide cost effective, quality financial services to the community and its environs well into the future. The Board of Directors is committed to preserving the community-oriented philosophy of the Bank and its independence. By modernizing its organizational structure, the Bank is equipping itself to compete in the challenging markets it will face in the next century.

     First National Community Bank is a Dunmore, Pennsylvania based institution approaching five hundred million dollars in total assets. First National Community Bank has branches in Dunmore, Scranton, Dickson City, Wilkes-Barre, Pittston and Kingston, Pennsylvania. The Bank has also announced plans to open its eighth community office in Exeter, Pennsylvania, later this year pending regulatory approval.